As filed with the Securities and Exchange Commission on November 24, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Liberty Global Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	98-1750381
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification #)

Clarendon House, 2 Church Street
Hamilton, Bermuda HM 11
(Address, including Zip Code, of Principal Executive Offices)

Liberty Global 401(k) Savings & Stock Ownership Plan
(Full title of the plan)

Bryan H. Hall, Esq.
Executive Vice President, General Counsel and Secretary
Liberty Global Ltd.
Clarendon House
2 Church Street
Hamilton HM 11, Bermuda
(303) 220-6600 or (441) 295-1422
(Name, address and telephone number, including area code, of agent for service)

With a copy to:
Gillian Emmett Moldowan, Esq.
Shearman & Sterling LLP
599 Lexington Avenue, New York, NY 10022
(212) 848-5356

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large Accelerated Filer  ☑ Accelerated Filer ☐  Non-Accelerated Filer ☐
Smaller Reporting Company ☐ Emerging Growth Company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of this Form will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Liberty Global Ltd. (“Liberty Global” or the “Registrant”) will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Registrant will furnish to the Commission or its staff a copy or copies of all the documents included in such file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”), are incorporated herein by reference:

(a)Liberty Global plc’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on February 22, 2023, and any amendment thereto;

(b)Liberty Global plc’s Annual Report on Form 11-K for the year ended December 31, 2022, filed with the Commission on June 20, 2023, and any amendment thereto;

(c)Liberty Global plc’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, filed with the Commission on October 31, 2023, and any amendment thereto;

(d)Liberty Global plc’s Current Reports on Form 8-K filed with the Commission since December 31, 2022 (other than portions of those documents furnished or otherwise not deemed to be filed);

(e)The Registrant’s Current Report on Form 8-K 12B, filed with the Commission on November 24, 2023; and

(f)The description of the Registrant’s Class A common shares, nominal value $0.01 per share, Class B common shares, nominal value $0.01 per share, and Class C common shares, nominal value $0.01 per share, included under “Description of the New Liberty Shares” in Part V—Additional Information of the definitive proxy statement of Liberty Global plc, filed with the Commission on June 9, 2023.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Bermuda-incorporated company.

The following is only a general summary of certain aspects of Bermuda law and the Registrant’s bye-laws (the “Bye-Laws”) that are related to the indemnification of directors and officers, and it does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the Section 98 of the Companies Act 1981 of Bermuda (the “Companies Act”) and of the Bye-Laws.

All statutory references in this Item 6 are to the Companies Act.

The Companies Act provides generally that a Bermuda company may exempt or indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

Provisions in the Bye-Laws provide that the Registrant shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The Bye-Laws provide that the shareholders waive any claim or right of action that they have, both individually and on the Registrant’s behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits the Registrant to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Registrant may otherwise indemnify such officer or director.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Bye-Laws, agreement, vote of shareholders or disinterested directors or otherwise.

The Registrant expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that it may make to such directors and officers.

The Registrant intends to enter into indemnification agreements with its directors and executive officers. These agreements will require the Registrant to indemnify these individuals to the fullest extent permitted under Bermuda law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit Description

4.1
Amended and Restated Bye-Laws of the Registrant adopted by Special Resolution of Liberty Global plc shareholders on July 13, 2023 (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K 12B (File No. 001-35961), filed with the SEC on November 24, 2023)

23.1*	Consent of KPMG LLP

23.2*	Consent of KPMG LLP

23.3*	Consent of KPMG Accountants N.V.

24*	Power of Attorney (included on the signature pages)

107.1*	Filing Fee Table
_____________
*Filed herewith.

No original issue of the Registrant’s common shares will be made available by the Registrant for acquisition by participants in the Liberty Global 401(k) Savings & Stock Ownership Plan (the “Plan”). Therefore, in accordance with Item 8(a) of Form S-8, no opinion as to the legality of the shares is included in this filing.

The Registrant hereby undertakes that it has submitted the Plan to the Internal Revenue Service in a timely manner at the time or times permitted by the Internal Revenue Service, and will make all changes required by the Internal Revenue Service in order to continue to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings.

(a)The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on the 24th day of November 2023.

LIBERTY GLOBAL LTD.

By:	/s/ Bryan H. Hall
Name:	Bryan H. Hall
Title:	Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Bryan H. Hall, Jennifer Hodges and Cory Smith as his or her true and lawful attorney-in-fact and agent, upon the action of either such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable Liberty Global Ltd. to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this Registration Statement under the Securities Act, including specifically, but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file or cause to be filed the same with all exhibits thereto and other documents in connection therewith with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file or cause to be filed the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on the 24th day of November, 2023 by the following persons in the following capacities.

Signature	Title	Date

/s/ John C. Malone	Chairman of the Board	November 24, 2023
John C. Malone

/s/ Michael T. Fries	President, Chief Executive Officer and Director	November 24, 2023
Michael T. Fries

/s/ Andrew J. Cole	Director	November 24, 2023
Andrew J. Cole

/s/ Miranda Curtis	Director	November 24, 2023
Miranda Curtis CMG

/s/ Marisa Drew	Director	November 24, 2023
Marisa Drew

/s/ Paul A. Gould	Director	November 24, 2023
Paul A. Gould

/s/ Richard R. Green	Director	November 24, 2023
Richard R. Green

/s/ Larry E. Romrell	Director	November 24, 2023
Larry E. Romrell

/s/ Daniel E. Sanchez	Director	November 24, 2023
Daniel E. Sanchez

/s/ J. David Wargo	Director	November 24, 2023
J. David Wargo

/s/ Tony G. Werner	Director	November 24, 2023
Tony G. Werner

/s/ Charles H.R. Bracken	Executive Vice President and Chief Financial Officer	November 24, 2023
Charles H.R. Bracken

/s/ Jason Waldron	Senior Vice President and Chief Accounting Officer	November 24, 2023
Jason Waldron

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the Liberty Global 401(k) Savings & Stock Ownership Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on the 24th day of November 2023.

LIBERTY GLOBAL 401(K) SAVINGS & STOCK OWNERSHIP PLAN

By:	/s/ Jason Waldron
Name:	Jason Waldron
Title:	Senior Vice President, Chief Accounting Officer for Liberty Global, Inc. as Plan Sponsor